Exhibit 99.1

Freshpet, Inc. Reports First Quarter 2015 Financial Results

First Quarter Net Sales Increased Approximately 40% to $27.1 Million

Company Reiterates Guidance

SECAUCUS, N.J. – May 7, 2015 – Freshpet, Inc. (“Freshpet” or the “Company”) (Nasdaq: FRPT) today reported financial results for its first quarter ended March 31, 2015.

First Quarter 2015 Financial Highlights Compared to Prior Year Period

•	Net sales were $27.1 million, up 39.8%
•	Gross margin increased 100 basis points to 49.0%
•	Adjusted EBITDA increased $1.2 million to $2.0 million
•	Freshpet Fridges increased 20.9% to 14,019 from 11,596

“We believe we are off to a great start in 2015 and our first quarter performance reflects strong sales velocity across each of our retail channels,” said Richard Thompson, Freshpet’s Chief Executive Officer. “We are pleased to see this quarter’s sales performance exceed our initial plans, due in part to a solid performance of our consumer marketing initiative. Pet parents have continued to choose Freshpet’s simple, natural foods to feed their pets, helping us grow significantly faster than the category.”

First Quarter 2015

Net sales increased 39.8% to $27.1 million compared to $19.4 million in the first quarter of 2014. Net sales for the first quarter of 2015 include sales associated with the Compay’s Freshpet Baked test product. Excluding the impact of the Freshpet Baked test product, net sales for the first quarter of 2015 increased 37.0% to $26.5 million. First quarter net sales growth was driven by increased velocity in grocery, mass, pet specialty, natural and other retail channels.  The Company also experienced an increase in Freshpet Fridges to 14,019 from 11,596 in the first quarter of 2014.

Gross profit was $13.3 million, or 49.0% of net sales, compared to $9.3 million for the same quarter last year, an increase of 100 basis points in gross margin. The increase in gross profit for the first quarter of 2015 reflects higher net sales and lower manufacturing costs per pound.

Selling, general and administrative expenses (“SG&A”) were $15.8 million compared to $11.6 million for the same quarter last year. As a percentage of net sales, SG&A decreased to 58% compared to 60% in the first quarter of 2014. After adjusting $2.0 million and $0.2 million for non-cash items related to stock-based compensation and the fair valuation of warrants in 2015 and 2014, respectively, SG&A decreased as a percentage of net sales to 51% compared to 59% of net sales in the first quarter of 2014.

Net loss was $2.6 million compared to a net loss of $5.1 million in the first quarter of 2014. Net loss in the first quarter of 2014 included $1.8 million of fees on debt guarantee.

Adjusted EBITDA increased $1.2 million to $2.0 million from $0.8 million in the first quarter of 2014. Excluding the impact of Freshpet Baked test product, adjusted EBITDA would have increased $1.8 million to $2.6 million. Adjusted EBITDA is a non-GAAP financial measure. Please refer to the financial tables in this press release for a reconciliation of all non-GAAP financial measures.

Cash and Net Debt

As of March 31, 2015, the Company had cash, cash equivalents, and short term investments (certificates of deposit) of $32.4 million, compared to $36.3 million as of December 31, 2014. The decrease in cash is primarily due to the capital expenditures related to the expansion of the Company’s Freshpet Kitchens in Bethlehem, PA, and capital investments to increase distribution through the purchase of additional Freshpet Fridges.

In conjunction with its initial public offering, the Company entered into a $40 million credit facility, of which zero was outstanding at March 31, 2015. The Company expects to use some of its current liquidity to continue its expansion of its manufacturing facility and further grow distribution.

Outlook

The Company reiterated its guidance for 2015. For full year 2015, excluding any potential incremental impact associated with the Freshpet Baked test product, the Company expects the following full year results compared to prior year:

•	Net sales of $112.0 to $114.5 million, an increase of 29% to 32%.
•	Adjusted EBITDA of $16.0 to $17.5 million an increase of $10.5 to $12.0.
•	Freshpet Fridges of approximately 15,100 to 15,600, an increase of approximately 13% to 17%.

Conference Call and Webcast

The Company will host a conference call with members of the executive management team to discuss these results with additional comments and details. The conference call is scheduled to begin at 5:00 p.m. ET on Thursday, May 7, 2015. To participate on the live call listeners in North America may dial (844) 452-6821 and international listeners may dial (724) 924-4985; the passcode is 29559956.

In addition, the call will be broadcast live over the Internet hosted at the "Investor Relations" section of the Company's website at www.freshpet.com and will be archived online through May 21, 2015. A telephonic playback will be available from 7:30 p.m. ET, May 7, 2015, through May 21, 2015. North America listeners may dial (855) 859-2056 and international listeners may dial (404) 537-3406; the passcode is 29559956.

About Freshpet

Freshpet has a single-minded mission – to bring the power of fresh, natural food to dogs and cats. We are committed to doing so in ways that are good for pets, for the people who love them, and for the planet we live on. That’s why all Freshpet recipes are thoughtfully prepared in the Freshpet Kitchens in Bethlehem, PA, using fresh, locally sourced ingredients.

Forward Looking Statements

Certain statements in this release may constitute “forward-looking” statements. These statements are based on management's current opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results. These forward-looking statements are only predictions, not historical fact, and involve certain risks and uncertainties, as well as assumptions. Actual results, levels of activity, performance, achievements and events could differ materially from those stated, anticipated or implied by such forward-looking statements. While Freshpet believes that its assumptions are reasonable, it is very difficult to predict the impact of known factors, and, of course, it is impossible to anticipate all factors that could affect actual results. There are a number of risks and uncertainties that could cause actual results to differ materially from forward-looking statements made herein including, most prominently, the risks discussed under the heading “Risk Factors” in the Company's annual report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2015. Such forward-looking statements are made only as of the date of this release. Freshpet undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements.

Non-GAAP Measures

Management believes that EBITDA and Adjusted EBITDA, which are non-GAAP measurements, are meaningful to investors because they provide a view of the Company with respect to ongoing operating results. EBITDA, which represents net loss plus depreciation and amortization, interest expense (including fees on debt guarantee), and income tax expense, and Adjusted EBITDA, which represents EBITDA plus loss on disposal of equipment, new plant startup expenses and processing, share based compensation, launch expenses, and warrant expenses, are shown as supplemental disclosures because these figures are widely used by the investment community for analysis and comparative evaluation and each of these measures provides an additional metric to evaluate the Company’s operations and, when considered with both the Company’s U.S. GAAP results and the reconciliation to net loss, provides a more complete understanding of the Company’s business than could be obtained absent this disclosure. EBITDA and Adjusted EBITDA are not and should not be considered alternatives to net loss or any other figure calculated in accordance with U.S. GAAP, or as an indicator of operating performance. The Company’s calculation of EBITDA and Adjusted EBITDA may differ from methods used by other companies. Management believes that these non-GAAP measurements are important to an understanding of the Company's overall operating results in the periods presented. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance. We have not reconciled our expected Adjusted EBITDA to net income under “Outlook” because we have not finalized our calculations of several factors necessary to provide the reconciliation, including net income, interest expense and income tax expense. In addition, certain items that impact net income and other reconciling metrics are out of our control and/or cannot be reasonably predicted at this time.

CONTACT

ICR

Katie Turner

646-277-1228

katie.turner@icrinc.com

Michael Fox

203-682-8218

Michael.fox@icrinc.com

FRESHPET INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(unaudited)

	March 31, 2015	December 31, 2014
ASSETS
CURRENT ASSETS:
Cash and equivalents	$24,918,508	$36,259,252
Short-term investments	7,499,205	—
Accounts receivable, net	6,533,594	5,360,400
Inventories, net	7,427,084	7,314,151
Prepaid expenses and other current assets	719,257	1,291,379
Total Current Assets	47,097,648	50,225,182
Property, plant and equipment, net	61,953,765	57,825,961
Deposits on equipment	2,318,191	2,883,234
Other assets	1,624,924	1,527,483
Total Assets	$112,994,528	$112,461,860
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable	7,238,095	5,423,905
Accrued expenses	2,226,982	2,938,316
Total Current Liabilities	$9,465,077	$8,362,221
OTHER LIABILITIES:
Accrued warrants	821,046	706,940
Total Liabilities	$10,286,123	$9,069,161
STOCKHOLDERS' EQUITY:
Common stock	33,470	33,468
Additional paid-in capital	290,119,660	288,216,882
Accumulated deficit	(187,444,725)	(184,857,651)
Total Stockholders' Equity	$102,708,405	$103,392,699
Total Liabilities and Stockholders' Equity	$112,994,528	$112,461,860

FRESHPET INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(unaudited)

	For the three months ended
	March 31,
	2015	2014
NET SALES	$27,054,674	$19,350,197
COST OF GOODS SOLD	13,801,655	10,057,072
GROSS PROFIT	13,253,019	9,293,125
SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES	15,791,703	11,594,529
LOSS FROM OPERATIONS	(2,538,684)	(2,301,404)
OTHER EXPENSES:
Other Income/(Expenses)	4,148	(41,598)
Fees on Debt Guarantee	—	(1,837,247)
Interest Expense	(37,538)	(953,975)
	(33,390)	(2,832,820)
LOSS BEFORE INCOME TAXES	(2,572,074)	(5,134,224)
INCOME TAX EXPENSE	15,000	8,000
NET LOSS	(2,587,074)	(5,142,224)
NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(2,587,074)	$(7,485,640)
NET LOSS PER SHARE ATTRIBUTABLE TO COMMON STOCKHOLDERS
-BASIC	$(0.08)	$(0.53)
-DILUTED	$(0.08)	$(0.53)
WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING USED IN COMPUTING NET LOSS PER SHARE ATTRIBUTABLE TO COMMON STOCKHOLDERS
-BASIC	33,469,749	14,035,660
-DILUTED	33,469,749	14,035,660

FRESHPET INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(unaudited)

	For the three months ended
	March 31,
	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(2,587,074)	$(5,142,224)
Adjustments to reconcile net loss to net cash flows from operating activities:
Provision for losses on accounts receivable	(918)	169,846
Loss on disposal of equipment and deposits on equipment	8,723	34,766
Fees on debt guarantee	—	1,837,247
Share-based compensation	1,860,112	242,926
Revaluation of outstanding warrants	114,106	—
Change in reserve for inventory obsolescence	6,006	91,529
Depreciation and amortization	1,754,905	1,588,005
Amortization of deferred financing costs and loan discount	35,294	63,024
Changes in operating assets and liabilities
Accounts receivable	(1,172,276)	(1,741,546)
Inventories	(118,939)	719,411
Prepaid expenses and other current assets	572,122	61,007
Other assets	(130,025)	(109,906)
Accounts payable	1,477,326	1,681,848
Accrued expenses and accrued interest on long-term debt	(711,334)	286,408
Net cash flows provided by (used in) operating activities	1,108,028	(217,659)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of short-term investments (FDIC insured certificates of deposit, all of which have a maturity date between 3 and 12 months)	(7,499,205)	—
Acquisitions of property, plant and equipment, software and deposits on equipment	(4,964,527)	(4,756,757)
Proceeds from sale of equipment	—	232,699
Net cash flows used in investing activities	(12,463,732)	(4,524,058)
CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings on Note Payable	—	2,000,000
Exercise of options to purchase common stock	14,960	—
Proceeds preferred stock - Series C issued	—	2,499,998
Net cash flows from financing activities	14,960	4,499,998
NET CHANGE IN CASH AND EQUIVALENTS	(11,340,744)	(241,719)
CASH AND EQUIVALENTS, BEGINNING OF YEAR	36,259,252	2,444,754
CASH AND EQUIVALENTS, END OF PERIOD	$24,918,508	$2,203,035

FRESHPET INC AND SUBSIDIARY

RECONCILIATION BETWEEN NET LOSS AND ADJUSTED EBITDA

(Dollars in thousands)

	For the three months ended
	March 31,
	2015	2014
Net Loss	$(2,587)	$(5,142)
Fees on debt guarantee	—	1,837
Depreciation and amortization	1,755	1,588
Interest expense	38	954
Income tax expense	15	8
EBITDA	$(779)	$(755)
Loss on disposal of equipment	9	35
Launch expense	804	1,132
New plant start up expenses and processing	—	113
Noncash stock based compensation	1,860	243
Warrant fair valuation	114	—
Adjusted EBITDA	$2,008	$768